EXECUTION




                GE CAPITAL MORTGAGE SERVICES, INC.

            REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES
                          SERIES 1997-10

                         TERMS AGREEMENT
                    (to Underwriting Agreement
                     dated October 23, 1995,
             between the Company and the Underwriter)


GE Capital Mortgage Services, Inc.               New York, New York
Three Executive Campus                           September 24, 1997
Cherry Hill, NJ 08002



           Salomon Brothers Inc (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1997-10 Certificates specified in
Section 2(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1997-10 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-3038). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

           Section 1. The Mortgage Pool: The Series 1997-10 Certificates shall evidence the entire beneficial ownership interest in a mortgage pool (the "Mortgage Pool") of conventional, fixed rate, fully amortizing one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of September 1, 1997 (the "Cut-off Date"):

           (a) Aggregate Principal Amount of the Mortgage Pool:
      $155,033,108 aggregate principal balance as of the Cut-off Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance will be not less than $142,500,000 or greater than $157,500,000.

           (b) Original Terms to Maturity: The original term to maturity of substantially all of the Mortgage Loans included in the Mortgage Pool shall be between 10 and 15 years.

           Section 2. The Certificates: The Offered Certificates shall be issued as follows:

           (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a):

                                                     Class
                                                   Purchase
                 Principal        Interest          Price
Class             Balance           Rate           Percentage
-----             -------           ----           ----------
Class A1       $50,000,000.00      6.750%          98.726600%
Class A2        20,289,000.00       6.750          98.726600
Class A3        29,648,258.00       6.750          98.726600
Class A4        10,052,742.00       6.750          98.726600
Class A5        20,270,345.00       6.750          98.726600
Class A6        20,500,000.00       6.750          98.726600
Class R                100.00       6.750          98.726600
Class M          1,551,000.00       6.750          97.144000
Class B1           775,000.00       6.750          96.603000
Class B2           775,000.00       6.750          95.800000


           (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

           Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, September 26, 1997 (the "Closing Date").

           Section 4. Required Ratings: The Offered Certificates, other than the Class M, Class B1 and Class B2 Certificates, shall have received Required Ratings of "AAA" from Fitch Investors Service, L.P. ("Fitch") and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P"). The Class M, Class B1 and Class B2 Certificates shall have received Required Ratings of at least "AA," "A" and "BBB," respectively, from Fitch.

           Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

           If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                               Very truly yours,

                               SALOMON BROTHERS INC



                               By:___________________________
                                  Name:
                                  Title:


The foregoing Agreement is
hereby confirmed and accepted
as of the date hereof.

GE CAPITAL MORTGAGE SERVICES, INC.



By:______________________________
   Name:
   Title: